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Exhibit (a)(5)(8)

FOR IMMEDIATE RELEASE

For More Information Contact:

TROY Group, Inc.
Patrick J. Dirk, President & CEO
Dennis C. Fairchild, Senior VP & CFO
Myra K. Erickson, Investor Relations
(949) 250-3280
www.troygroup.com

TROY ANNOUNCES STOCKHOLDER APPROVAL
OF MERGER AGREEMENT

        SANTA ANA, Calif.—(BUSINESS WIRE)—November 9, 2004—TROY Group, Inc. (NASDAQ: TROY) announced today that its stockholders have approved the merger agreement entered into between TROY and Dirk, Inc., a corporation owned by Patrick J. Dirk, the Company Chairman, and his family members.

        The obligation of Dirk, Inc. to complete the merger is subject to the satisfaction or waiver of certain conditions, including that the holders of no more than 5% of the outstanding shares have properly exercised and not withdrawn appraisal rights. Although the appraisal claims submitted are still being reviewed, it appears that this condition has not been satisfied, and Dirk, Inc. has not indicated whether it will agree to waive this condition. There can be no assurance that Dirk, Inc. will agree to waive this condition or that the merger will be completed.

About TROY Group

        TROY Group, Inc. ("TROY") offers a full range of products to its customers in two primary product lines: Secure Payment Systems and Wireless and Connectivity Solutions. Secure Payment Systems include Security Printing Solutions which enable the secure printing and management of checks, and Financial Service Solutions which enable secure electronic payments. Wireless and Connectivity Solutions includes hardware and software solutions that enable enterprises to share intelligent devices, such as printers, either wirelessly or using traditional networks. TROY distributes products to major corporations, banks, key government accounts and distributors worldwide. Visit TROY at www.troygroup.com.

        This press release contains certain forward-looking statements of TROY (statements that are not historical fact). These forward-looking statements may be identified by terms such as believe, expect, may, will, could and should, and the negative of these terms or other similar expressions. These statements, including statements regarding the completion of the merger, are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in the forward-looking statements. These risks and uncertainties include, but are not limited to, the number of stockholders who properly assert and fail to withdraw their exercise of appraisal rights, the ability to complete the merger, and the other factors set forth in our periodic reports and other documents that we file from time to time with the Securities and Exchange Commission. Statements included in this press release are based upon information known to TROY as of the date of this release, and TROY assumes no obligation to update information contained in this press release.

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  Exhibit (a)(5)(8)